UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

Parametric Sound Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ramrod Avenue, Suite #100
Henderson, Nevada 89014

(Address of Principal Executive Offices)
____________________

888-477-2150
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 21, 2012, Parametric Sound Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with MDB Capital Group LLC (the “Underwriter”), for a firm commitment underwritten public offering of 1,888,888 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  All of the Shares are being sold by the Company. The offering price to the public is $4.50 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $4.0725 per share. Elwood G. Norris, President of the Company, is purchasing 44,500 shares in the offering at the public offering price of $4.50.  After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the offering of approximately $7.34 million. Under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 45 days, to purchase up to an additional 283,333 shares of Common Stock to cover overallotments, if any, at the same price per share as the Shares.

As contemplated by the Underwriting Agreement, at the closing of this offering, the Underwriters will receive warrants (the “Warrants”) to purchase 10% of the number of Shares sold in the offering (including 10% of any shares sold pursuant to their over-allotment option).  The Warrants will be exercisable from September 17, 2012 to March 21, 2017 and have an exercise price equal to $5.625 per share (125% of the public offering price of the Shares).

The Shares and the Warrants will be issued pursuant to a registration statement on Form S-1 of the Company filed with the Securities and Exchange Commission, which became effective on March 21, 2012 (File No. 333-179177). The closing of the offering is expected to take place on March 27, 2012, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the Common Stock. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s officers and directors have entered into agreements with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company within the 180-day period following March 21, 2012.

A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. A copy of the Underwriter’s Warrant is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement and the Underwriter’s Warrant do not purport to be complete and are qualified in its entirety by reference to the exhibits attached hereot.  On March 22, 2012, the Company issued a press release announcing the offering of shares of its Common Stock, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Nevada.  The Amendment amended the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock on a 1-for-5 basis.  The reverse stock split was approved by the Company’s stockholders at its annual meeting held on February 15, 2012.

Pursuant to the reverse stock split, holders of the Company’s Common Stock will be deemed to hold one (1) whole post-split share of the Company’s Common Stock for every five (5) whole shares of the Company’s issued and outstanding Common Stock held immediately prior to 5:00 p.m. Eastern time on March 21, 2012.  No fractional shares of the Company’s Common Stock will be issued.  Any stockholders who are entitled to a fractional post-split share will receive in lieu thereof one (1) whole post-split share.

A copy of the Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.  Other Events.

At the market opening on March 22, 2012, the Company's Common Stock began trading on the NASDAQ Capital Market on a split-adjusted basis. The Company’s Common Stock will trade under the symbol “PAMT.”  Following the effectiveness of the reverse stock split, the Company had approximately 4.3 million shares issued and outstanding.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

1.1	Underwriting Agreement, dated March 21, 2012, between Parametric Sound Corporation and MDB Capital Securities, LLC.
3.1	Certificate of Amendment to Articles of Incorporation of Parametric Sound Corporation, dated March 21, 2012.
4.1	Form of Warrant to be issued to the Underwriter at closing.
99.1	Press Release of the Parametric Sound Corporation, dated March 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: March 26, 2012	By:	/s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary